UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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PRINCIPAL REAL ESTATE INCOME FUND

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February 23, 2024

Dear Shareholder:

These materials are for the Annual Meeting of Shareholders (the "Annual Meeting") of the Principal Real Estate Income Fund (the "Fund" or "PGZ") scheduled for Friday, April 12, 2024 at 10 a.m. Mountain time.

The Fund's Board of Trustees ("Board") is committed to creating sustainable, long-term performance for all shareholders. Your Board has a long track record of working with the Fund's management team to follow a consistent and disciplined investment philosophy to ensure the Fund's long-term viability.

Ahead of our Annual Meeting, you have an important role to play in protecting the future of your investment in the Fund. At that meeting, Saba Capital Management, L.P. ("Saba") is seeking to disrupt the oversight and management of the Fund.

To protect the long-term value of your investment in the Fund, the Board unanimously recommends that you vote "FOR" the election of the Fund's Board Nominees on the White Proxy Card.

The existing Board, as a whole, offers many years of pertinent fund governance experience and a comprehensive perspective on closed-end fund management issues with respect to the commercial mortgage-backed securities and real estate investment trusts. The Board brings more than a decade of direct experience with PGZ and its competitor funds. Each Trustee offers specialized expertise that contributes to the overall perspective and performance of the Board as a whole. Replacing any of the existing Trustees will jeopardize the balance of skills that the overall Board brings to the table and will likely undermine the performance of the Board and Fund management.

Your Board is committed to acting in the best interests of all shareholders. We believe that Saba is attempting to advance its own agenda to the detriment of the Fund's long-term shareholders. Saba has a long history of engaging in campaigns with closed-end funds in order to force a liquidity event that may enable its speculative funds to exit with quick profit for themselves. We believe this strategy will be detrimental to the interests of long-term shareholders like you.

You may receive materials from Saba asking you to vote on a Gold card or voting instruction form. We urge you NOT to return the gold proxy card, as that vote will not count as a vote in support of the Fund's existing Board. If you vote your shares more than once, only your latest-dated proxy card counts.

Your vote is important, no matter how many or how few shares you own. We urge you to support the Board that is taking continuous actions to generate and enhance value for you.

Your Current Board and Management Team are Committed to Delivering Strong Financial Performance

Principal CMBS Track Record (As of 12/31/2023)

	Three months	One year	Three years	Five years	Seven years	Ten years	Since performance start date*
High Yield CMBS yield oriented return (gross)	3.24	-3.72	-1.17	0.02	2.22	2.88	5.48
Bloombery U.S. CMBS 2.0 BBB Index[1]	4.33	-6.07	-4.57	-1.77	0.99	2.44	N/A
High Yield CMBS yield oriented return (net)	3.14	-4.10	-1.56	-0.33	1.89	2.54	5.08

As of 31 December 2023. *High Yield CMBS Yield Oriented Return Performance Start Date: 30 September 2009

[1]Reference index information shown for comparison purposes only, the strategy is not managed to a benchmark.

Periods over one year are annualized. Past performance is not a reliable indicator of future return.
Please refer to the annual presentation disclosure for additional disclosures and important information.

The Fund's performance has been driven by Principal Real Estate Investors ("Principal"), the Fund's sub-adviser, leveraging its scale and experience, specifically in the commercial mortgage backed security ("CMBS") market:

Active in the CMBS market since the late 1990s, having modeled every conduit transaction since 1999	Over 170 years combined experience on the 8-member CMBS team, with over $5.8 billion in assets under management	Proprietary CMBS modeling to assess credit risk, inform investment decisions and ensure ongoing credit surveillance

Principal is confident that its experience and investment approach positions the Fund well against the background of temporary headwinds impacting the CMBS markets.

Taking Decisive Action to Address the Discount Between Share Price and NAV

In addition to enhancing value and protecting distributions, the Board also proactively monitors the level of the discount of the Fund's share price relative to its net asset value ("NAV").

In an effort to narrow the discount to NAV, your Board has worked with Fund management to:

•	Repurchase more than 205,000 shares since the commencement of the repurchase program, decreasing the Fund's discount to NAV from 20.38% to 10.69% as of closing on February 20, 2024;

•	Increase dividends 30% over the past three (3) years; and

•	Implement a fee waiver of 15 basis points (0.15%), lowering the Fund's management fee below its peer group average.

Saba is Following its Standard Playbook to Squeeze Out a Short-Term Profit AT YOUR EXPENSE

Saba is a hedge fund that has a history of implementing initiatives intended to generate a short-term profit for itself that, in practice, can derail a fund's ability to continue to deliver performance for its shareholders who invest in the fund for long-term income and total return.

By engaging in this proxy contest, we believe Saba is advancing its own agendas of forcing a liquidity event that will enable it to exit with a quick profit while leaving a smaller, less flexible fund.

In this case, Saba's nominees are likely to follow the same playbook and propose a liquidity event that could necessitate dramatic negative changes in the Fund's investment approach and could create negative tax implications, which may result in reduced distributions to shareholders like you. In addition, based on the current commercial real estate market and increasing stability with interest rates, a liquidity event would likely reduce the Fund's returns to the detriment of our long-term shareholders. The Board strongly believes this is an inopportune time for a liquidity event.

Support Your Fund's Experienced Board of Trustees

The Board is comprised of four highly qualified individuals and is carefully constructed to ensure that we have the right mix of skills to achieve independent and well-rounded oversight of our strategy. Each Trustee offers specialized expertise that contributes to the overall perspective and performance of the Board as a whole. With over a decade of direct experience with the Fund and its competitor funds, the Board possesses a comprehensive perspective on closed end fund management issues in the CMBS and REIT markets.

Replacing any of the existing Trustees will jeopardize the balance of skills that the overall Board possesses and will likely undermine the performance of the Board and the Fund's management. By contrast, Saba's nominees are likely to propose a liquidity event based on prior actions. Given the current market cycle, any liquidity events will significantly impact the Fund and its ongoing viability.

As a shareholder, you have the opportunity to protect the value of your investment by voting "FOR" for Fund's nominees, Rick A. Pederson, and Jeremy Held.

Rick Pederson

Mr. Pederson has served as a Trustee since the Fund's inception in April 2013. He is Vice Chairman and Chief Strategy Officer at Bow River Capital, an alternatives investment firm with a diversified investment management platform focused primarily on investing in lower middle-market private assets. Mr. Pederson chairs the Limited Partner Advisory Boards for the firm's investment funds.

Prior to joining Bow River, Rick was President of Foundation Properties, the general partner of a series of commercial real estate investment funds with university endowment and private foundation partners. Previously, he was President of Ross Consulting Group, an advisory firm he founded that for 20 years provided capital asset financing and strategic investment counsel to Fortune 100 companies worldwide. He began his career at Boston-based Harbridge House, a management consultancy firm.

Jeremy Held

Mr. Held has served as a Trustee of the Fund since December 2017. Mr. Held is Managing Director at Bow River Capital and is responsible for helping guide the strategic direction of Bow River's registered asset management business including investment oversight, research and product development.

Prior to joining Bow River, Mr. Held was the Chief Investment Officer ("CIO") at ALPS Advisors, Inc., a Denver-based asset manager that specializes in real assets and alternative investments. Mr. Held began his career at ALPS in 1996 and led a variety of business initiatives over two decades, including the launch of the firm's asset management business in 2007. As CIO, Mr. Held was responsible for all aspects of the ALPS Asset Management business and ultimately helped it grow to more than $20 billion in assets under management with specific experience in the closed-end fund market. Mr. Held graduated from the University of Colorado with a degree in International Business. He is a CFA® charter holder and is a member of the CFA Society of Denver. He is a member of the Board of Directors of Habitat for Humanity of Metro Denver.

Protect the value of your investment

Vote the White Proxy Card Today.

With the current Board's effective oversight, your Fund has a proven track record of delivering strong performance. Whether or not you plan to attend the Annual Meeting, you have an opportunity to protect the value of your investment by voting on the White Proxy Card "FOR" the Fund's nominees.